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                                                                    Exhibit 99.1


FOR  IMMEDIATE  RELEASE


                         E.DIGITAL CORPORATION CONVERTS
                    SECURED NOTES TO SERIES D PREFERRED STOCK


(SAN DIEGO, CA - DECEMBER 30, 2002) - E.DIGITAL CORPORATION (OTC: EDIG) today announced that investors have converted an aggregate of $2.05 million of promissory notes to equity in the form of Series D Preferred Stock. The Company has also restructured the payment terms on its $750,000 term note.

Chief Financial Officer Ran Furman stated, "We have come to an agreement that management believes is favorable to the Company. Under this agreement, all of the $1 million of 12% Secured Promissory Notes due December 31, 2002 and all of the $1.05 million of 24% Promissory Notes have been converted into Series D Preferred Stock. The 12% Series D Preferred Stock matures June 30, 2007, is non redeemable and is convertible into shares of Common Stock at $0.20, subject to certain adjustments."

Under the renegotiated terms of the $750,000 Promissory Note, the company reduced its payments to 15% interest only through December 31, 2003. Payments consisting of $50,000 per month, including principal and interest, will begin in January 2004 and continue until May 2005 when the Note is expected to be paid in full.

Mr. Furman added "These important financial changes remove our December 31, 2002 debt obligation, significantly reduce our debt payment obligations in 2003 and improve our balance sheet going into a new calendar year. We are pleased by the confidence shown in e.Digital by this equity investment by investors."

Full details of these financial events are being filed today with the Securities and Exchange Commission under Form 8-K Current Report.

ABOUT  E.DIGITAL
e.Digital Corporation designs, licenses, brands, manufactures, and sells digital audio products and technologies. The Company's trademarked digital audio players
include  the  MXP  100,  Tre   portable  digital  jukebox  line,  Silhouette
ultra-slim MP3-CD player, and Odyssey line of flash- and hard disk drive-based players. e.Digital launched WeDigMusic.com to complement its digital audio players by providing consumers with a one-stop-shop for streaming and downloading music from thousands of artists on the Web. The Company also offers an engineering partnership for the world's leading electronics companies to link portable digital devices to PCs and the Internet. e.Digital develops and markets to consumer electronics manufacturers complete end-to-end solutions for delivery and management of open and secure digital media with a focus on music, voice and video players/recorders, and automotive infotainment and telematics systems. Other applications for e.Digital's technology include portable digital music players and voice recorders; desktop, laptop, and handheld computers; PC peripherals; cellular phone peripherals; e-books; video games; digital cameras; and digital video recorders. Engineering services range from the licensing of e.Digital's patented MicroOS file management system to custom software and hardware development, industrial design, and manufacturing services. For more information on the Company, please visit www.edig.com. To shop at the e.Digital
                                          ------------
online  store,  please  visit  www.edigital-store.com.


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SAFE  HARBOR  STATEMENT  UNDER THE PRIVATE SECURITIES LITIGATION REFORM OF 1995:
All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company and the industries and markets in which the company operates. Those statements are not guarantees of future performance and involve risks, uncertainties and assumptions that will be difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. Factors that may affect the Company's businesses, financial condition and operating results include future products and results, technological shifts, potential technical difficulties that could delay new products and services, competition, pricing pressures, the uncertainty of market acceptance of new products and services by OEM's and end-user customers, effects of changes in the economy, consumer spending, the ability of the Company to maintain relationships with strategic partners and suppliers, the ability of the Company to timely and successfully develop, maintain and protect its technology and product and service offerings and execute operationally, the ability of the company to attract corporate financing and the ability of the Company to attract and retain qualified personnel. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital with the Securities and Exchange Commission ("SEC"). e.Digital disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.





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